CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-03787, 333-03789, 333-63558, 333-64961, 333-42494, 333-69720, 333-96161, 333-100702, 333-101160, 333-110140, 333-121720, 333-125714, 333-184885, 333-188744, 333-209752, 333-211546, 333-219081, 333-228629, 333-233049 and 333-248827) and on Form S-3 (No. 333-238633) of Southwestern Energy Company of our report dated March 25, 2021, except for the effects of the change in the accounting for redeemable preferred units discussed in Note 3 to the consolidated financial statements, as to which the date is July 1, 2021, relating to the financial statements of Indigo Natural Resources LLC, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP

Houston, Texas
July 1, 2021